EXHIBIT 99.1


                             FOR IMMEDIATE RELEASE


CONTACT:       TED VERU                 212-373-4799
               ROBERT STEWART           212-373-4752

                  LOIS/USA PURCHASES FOGARTY KLEIN & PARTNERS

               ACQUIRED OPERATIONS WILL BE THE BASIS FOR A SECOND
                     NATIONAL ADVERTISING SERVICES NETWORK


New York, New York, December 18, 1997; LOIS/USA (OTC:LSUS), the holding company owner of full-service advertising agencies with offices in New York, Chicago, Detroit and Los Angeles, today announced that it had completed the negotiations for the acquisition of Houston-based Fogarty, Klein & Partners and expected that the acquisition would close shortly. The company indicated that it was acquiring Fogarty Klein for a combination of cash and Lois/USA stock. The amount was not disclosed. The announcement was made be Ted Veru, Lois/USA's co-chief executive officer.

Mr. Veru stated that "In addition to fulfilling our goal of establishing a second full-service advertising network to operate alongside Lois/EJL, our acquisition of Fogarty Klein adds desirable geographic presence with complete in-place data-based marketing, sales promotion, Yellow Pages and public relations capabilities. We are very excited about the potential for the Fogarty Klein capabilities to complement those already existing at Lois/USA."

The company explained that Richard Klein and Bill Fogarty will continue to serve as the co-chief executive officers of the agency that bears their names, while Tom Monroe will continue as president and head of the creative efforts. Mr. Veru observed that "the ability of this proven management team to now utilize the full resources of Lois/USA should mean continued growth for Fogarty Klein as they move to build a national operation."

Lois USA Inc. is the holding company for Lois/EJL and Year 2K Communications with offices in New York, Chicago, Detroit and Los Angeles.

                         Stock Market:           Over the Counter Market
                         Symbol:                 LSUS